                                                                    Exhibit 14.1

                                 CODE OF CONDUCT
                                       FOR
                         AMERICAN REPROGRAPHICS COMPANY

          The policy of American Reprographics Company ("Corporation") is to comply with all applicable laws and to adhere to the highest ethical standards in the conduct of our business.

                                     PURPOSE

          Our goal is for the Corporation and its subsidiaries to be known, trusted and respected as one of the best enterprises in the world. To do that requires strong financial and ethical performance. This Code of Conduct ("The Code") provides general principles for each of the Corporation's directors, officers and employees to follow to ensure that each of the Corporation's directors, officers and employees act responsibly and maintain the highest standards of personal and professional integrity in all aspects of their daily activity. This Code is designed to promote:

     -    Compliance with applicable governmental law, rules and regulations;

     - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - Full, fair, accurate, timely and understandable disclosure in periodic reports and other filings with the Securities and Exchange Commission and in other public communications made by the Corporation;

     - Avoidance of conflicts of interest, including disclosure of any material transaction or relationship that reasonably could be expected to give rise to such conflict;

     -    The prompt internal reporting of violations of this Code; and

     -    Accountability for adherence to this Code.

                                 RESPONSIBILITY

          It is the responsibility of each director, officer and/or employee to acquire and maintain a working knowledge of the business laws and ethics policies as applicable to their responsibilities with the Corporation, both by studying the Code and other materials given to the employee by the Corporation, and by reading publications and other generally available sources of information about these matters. If a director, officer or employee has a question as to the proper application of the Code or about what is required by law in any given situation, they should always ask before they act. You may discuss concerns with and/or seek guidance from your manager and/or the Human Resources Director about the Code. Ignorance of the Code will not excuse you from its requirements so you should read the Code and ensure that you understand the Code.

          The Code cannot address every circumstance that may arise and isn't intended to. You should be aware that the Corporation has policies that cover additional topics, and you should consult the policies of the Corporation as they apply. The Corporation's minimum requirements for the conduct of all directors, officers and employees follow.

                                    PROCEDURE

1. Professional Conduct. Our stockholders, customers and other parties with whom we do business have strong views about our Corporation, and we need to promote values and behavior that enhance the Corporation's reputation within the community. It is imperative that we conduct our professional and business activities with complete integrity, fair dealing and in a manner that inspires the confidence and trust of our stockholders, customers and other parties with whom we do business.

2. Conflicts of Interest. All directors, officers and employees shall conduct their personal business and private affairs so that their interests do not interfere in any way, or appear to interfere, with the Corporation's interests. A "conflict of interest" arises when one takes actions or has interests that may make it difficult to perform his or her work for the Corporation objectively and effectively and/or when one's judgment is or may be influenced by considerations of improper personal gain or benefit.

          The Code cannot specifically list every potential conflict of interest that may arise, but the following are examples of some potential conflicts of interest:

     - Investing in any company that sells products or services similar to the Corporation's, or any company doing or seeking to do business with the Corporation (other than relatively small investments in securities widely held by the general public);

     - Simultaneously working or acting as a consultant or board member for or on behalf of a competitor, customer or supplier;

     - Owning, directly or indirectly, an ownership interest in any entity that competes with the Corporation;

     - Placing Corporation business with relatives or friends, or working on a Corporation project that will have a direct impact on your financial interests or the financial interests of relatives or friends;

     - Receipt by you or by a member of your family of an improper personal benefit or gain as a result of your position in the Corporation; and

     - Personal relationship with other employees or vendors that affects one's ability to do one's job or disrupts the workplace.

          Conflicts of interest are prohibited as a matter of the Corporation's policy, except as specifically and expressly approved by the Board of Directors. Conflicts of interest may not always be easily discernable, so if you have any questions, you should consult with your manager and/or the Human Resources Director. All directors, officers and employees must take immediate and appropriate action to resolve any conflict of interest which actually arises and to report such conflict of interest to your manager and/or to the Human Resources Director.

3. Corporate Opportunities. Directors, officers and employees are prohibited from taking for themselves any opportunity that is discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information, or position for personal gain. Directors, officers and employees are prohibited from competing with the Corporation. Directors, officers and employees owe a duty to the Corporation to advance its legitimate business interests when the opportunity to do so arises.

4. Confidentiality. Directors, officers and employees of the Corporation are expected to keep all nonpublic information regarding the Corporation, its business, employees, customers or suppliers confidential even if their employment with the Corporation ends. Disclosing nonpublic information to anyone outside the Corporation, including family and friends, is a violation of the Code. Confidential information includes all information which is not generally known to the public that might be of use to competitors or harmful to the Corporation or its customers if disclosed. Confidential information may include, without limitation, such things as advertising and marketing plans, plans for acquisitions or divestitures, major contracts, expansion plans, business plans, financing transactions, major management changes, other corporate developments, research and development, financial or technical information, employment matters, supplier and customer information, software and documentation.

5. Competition and Fair Dealing. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance and never through unethical or illegal business practices. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Corporation's customers, suppliers, competitors and employees. No unfair advantage should be taken of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

6. Protection and Proper Use of the Corporation's Assets. All directors, officers and employees should endeavor to protect the Corporation's assets and ensure their efficient use. The Corporation's assets are meant for corporate uses, not personal uses that benefit you or anyone other than the Corporation. Therefore, the Corporation's assets should not be used for purposes unrelated to the Corporation's business. The Corporation's assets include, but are not limited to, your time at work and work product, as well as the Corporation's equipment, supplies, computers and software, information relating to the Corporation and trademarks. Theft, carelessness and waste have a direct impact on the Corporation's profitability. Any suspected incident of fraud, theft or misuse should be immediately reported for proper handling.

7. Compliance with Laws, Rules and Regulations. Obeying the law, both in letter and in spirit, is the foundation on which this Corporation's ethical standards are built. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate.

8. Insider Trading. It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving securities (including, without limitation, stock, options, puts, calls and any derivatives) of the Corporation while in possession of material information concerning the Corporation that has not been released to the general public. Information is considered material if a reasonable investor would consider it important to his or her decision to buy, sell or hold securities of the Corporation or if the information could reasonably be expected to effect the price of the Corporation's stock. While it is not possible to identify in advance all information that could be viewed as material inside information, some examples might include a significant upward or downward revision of earnings forecasts, a significant division restructuring, a major management change or significant acquisition or divestiture, major new product or service announcements or other significant activities affecting the Corporation. Securities laws may be violated if any director, officer, employee, or any of his or her relatives or friends, trade in securities of the Corporation while in possession of such "inside" information. All non-public information about the Corporation should be considered confidential "inside" information. Anyone with access to such confidential "inside" information is prohibited from using or sharing such information for stock trading purposes or for any purpose other than to conduct Corporation business. For additional information please refer to the Corporation's "Insider Trading Policy."

9. Gifts and Entertainment. The purpose of business entertainment and gifts in a commercial setting is to create good will and to further working relationships. Any gift that is excessive and has the potential to unduly influence judgment should not be given or accepted. Gifts from suppliers or customers should not be solicited. Moreover, gifts of cash or cash equivalents are prohibited. Non-monetary, unsolicited gifts may not be accepted or given unless:

     - The gifts are items of nominal intrinsic value (i.e., meals and refreshments, tickets to sporting events, small holiday gifts, etc.);

     - The gifts do not create an express or implied understanding that the recipient is in any way obligated; or

     - The gifts are low cost advertising and promotional materials, clearly marked with company or brand names (i.e., company pens, cups, etc.)

          Employees must report to their supervisor any frequent gifts or offers of gifts received from one source and any offer of a gift, even if not accepted, that appears unusual or excessive.

10. Payments to Government Personnel. The U.S. Foreign Corrupt Practices Act prohibits the giving of anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

          In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity is a violation of these rules and may not only violate the Corporation's policy, but may also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

11. Discrimination and Harassment. The diversity of the Corporation's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In addition, retaliation against individuals for raising claims of discrimination or harassment is prohibited.

12. Health and Safety. The Corporation strives to provide a safe and healthy work environment. Each of us shares the responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries, unsafe equipment and any other unsafe practices or conditions. Furthermore, misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is absolutely prohibited.

13. Fair and Accurate Record-Keeping. The Corporation is committed to producing full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission and other regulators. Accordingly, the Corporation requires honest and accurate recording and reporting of information. All of the Corporation's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation's transactions and must conform both to applicable legal requirements and to the Corporation's system of internal controls. By way of example, unrecorded or "off the books" funds or assets should not be maintained, only the true and actual number of hours worked should be reported, and business expense accounts must be documented and recorded accurately.

          Business records and communications sometimes become public. Accordingly, we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that may be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Corporation's record retention policies. Inappropriate access or modifications to, or unauthorized destruction of, accounting or other business records is prohibited. These prohibitions apply to all business records and data, regardless of whether such data and records are in written form or electronically stored.

14. Waivers of the Code of Conduct. Any waiver of this Code for a director or executive officer may be made only by the Board of Directors or a committee designated by the Board, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Corporation. Any waiver for a director or executive officer of the Corporation shall be promptly disclosed to the stockholders by the Corporation along with the reasons for the waiver.

15. Reporting Illegal or Unethical Behavior. If you become aware of an actual or possible ethical issue, and/or violation of a law, rule, regulation and/or this Code, it is your responsibility to promptly report it. The policy of the Corporation is not to permit retaliation for an employee's good faith report of questionable behavior and/or misconduct by another. The Corporation is committed to reviewing any such reports in a prompt manner and to taking remedial action where appropriate. In addition, those individuals who violate applicable law may be subject to civil and criminal penalties. Employees are expected to cooperate in internal investigations of alleged misconduct. The following steps should act as a guide when reporting violations of this Code:

     - Discuss the problem with your supervisor. In many cases, your supervisor may be more knowledgeable about the issue and will appreciate being brought into the decision-making process; or

     - In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with Human Resources.

16. Compliance Procedures. We must all work together to ensure compliance with this Code. In some situations, however, it may be difficult to determine whether certain conduct is improper and unethical. Since every situation that may arise cannot be anticipated, the following steps should act as a guide when faced with difficult questions or problems:

     - Make sure you have all the facts. In order to reach the right solution, we must be as informed as possible.

     - Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific issue you are faced with, and the alternatives that are available. Use your judgment and common sense; if something seems unethical or improper, it probably is.

     - Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the issue.

     - Always ask first, act later; if you are unsure of what to do in any situation, seek guidance before you act.

     -    Report the alleged violation. See Section 15 of this Code.

17. Accountability for Adherence to this Code. All directors, officers and employees are responsible for reporting any fact or circumstance which they know has resulted or will result in a violation of this Code. The Board of Directors has the ultimate and final responsibility for determining whether a potential or actual violation exists and will take whatever disciplinary or other action it deems appropriate to protect the Corporation, including, without limitation, the termination of the individual(s) responsible for the violation. For further information concerning reporting guidelines please see Section 15 and 16 of this Code.

18. Special Responsibilities of Chief Executive Officer and Senior Financial Officers. The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, and the Controller and Treasurer, if any, are bound by the provisions set forth above relating to ethical conduct, conflicts of interest and compliance with law. In addition, the Chief Executive Officer and senior financial officers are subject to the following specific policies:

          (a) The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Corporation with the Securities and Exchange Commission, and in all other public communications made by the Corporation. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring or cause to be brought to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Corporation in its public filings and other public communications.

          (b) The Chief Executive Officer and each senior financial officer shall promptly bring or cause to be brought to the attention of the Audit Committee any information he or she may have concerning any violation of the Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Corporation's financial reporting, disclosures or internal controls.

          (c) The Chief Executive Officer and each senior financial officer shall promptly bring or cause to be brought to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Corporation and the operation if its business, by the Corporation or any agent thereof, or of violation of the Code.

          (d) The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code by the Chief Executive Officer and the Corporation's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this policy and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), termination of the individual's employment and referral to public law enforcement authorities for possible prosecution. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

THIS CODE IS NOT AN EXPRESS OR IMPLIED CONTRACT OF EMPLOYMENT AND DOES NOT CREATE ANY CONTRACTUAL RIGHTS OF ANY KIND BETWEEN AMERICAN REPROGRAPHICS COMPANY AND ITS EMPLOYEES. IN ADDITION, ALL EMPLOYEES SHOULD UNDERSTAND THAT THIS CODE DOES NOT MODIFY THEIR EMPLOYMENT RELATIONSHIP, WHETHER AT WILL OR GOVERNED BY CONTRACT.

AMERICAN REPROGRAPHICS COMPANY RESERVES THE RIGHT TO AMEND, ALTER OR TERMINATE THIS CODE AT ANY TIME AND FOR ANY REASON.

THIS ONLINE CODE SUPERSEDES ALL OTHER VERSIONS OF THE CODE.

                                                                   FEBRUARY 2005

    COPYRIGHT (C) 2005, AMERICAN REPROGRAPHICS COMPANY. ALL RIGHTS RESERVED.